Exhibit 99.1

FICO Announces Earnings of $2.15 per Share for Third Quarter Fiscal 2020

Revenue of $314 million vs. $314 million in prior year

SAN JOSE, Calif., July 29, 2020 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2020.

Third Quarter Fiscal 2020 GAAP Results
Net income for the quarter totaled $64.1 million, or $2.15 per share, versus $64.2 million, or $2.12 per share, in the prior year period.

Net cash provided by operating activities for the quarter was $106.9 million versus $68.3 million in the prior year period.

Third Quarter Fiscal 2020 Non-GAAP Results
Non-GAAP Net Income for the quarter was $76.7 million versus $75.6 million in the prior year period. Non-GAAP EPS for the quarter was $2.58 versus $2.50 in the prior year period. Free cash flow for the quarter was $99.0 million versus $60.8 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2020 GAAP Revenue
The company reported revenues of $313.7 million for the quarter as compared to $314.2 million reported in the prior year period.

"I am pleased to report we posted a very solid quarter, which again shows the resiliency of our business even in these uncertain times," said Will Lansing, chief executive officer. "We continued to perform well in all parts of our business, and delivered record cash flow."

Revenues for the third quarter of fiscal 2020 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $141.5 million in the third quarter, compared to $165.6 million in the prior year period, a decrease of 15%, due primarily to decreased license sales in our Falcon Fraud product.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $131.6 million in the third quarter, compared to $115.1 million in the prior year period, an increase of 14%. B2B revenue increased 12% and B2C revenue increased 21% from the prior year period.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $40.7 million in the third quarter, compared to $33.5 million in the prior year period, an increase of 22%, due primarily to SaaS subscription revenues.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2020 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Events Page under Past Events through July 29, 2021.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and the Company's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions, material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019 and subsequent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$ 125,673	$ 106,426
Accounts receivable, net	303,558	297,427
Prepaid expenses and other current assets	53,780	51,853
Total current assets	483,011	455,706

Marketable securities and investments	25,136	21,865
Property and equipment, net	60,336	53,027
Operating lease right-of-use-assets	84,106	-
Goodwill and intangible assets, net	814,647	817,681
Other assets	96,884	85,169
	$ 1,564,120	$ 1,433,448

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 70,680	$ 55,572
Accrued compensation and employee benefits	95,674	106,240
Deferred revenue	105,833	111,016
Current maturities on debt	188,000	218,000
Total current liabilities	460,187	490,828

Long-term debt	739,039	606,790
Operating lease liabilities	74,000	-
Other liabilities	43,608	46,063
Total liabilities	1,316,834	1,143,681

Stockholders' equity	247,286	289,767
	$ 1,564,120	$ 1,433,448

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Transactional and maintenance	$ 246,829	$ 226,040	$ 707,905	$ 632,012
Professional services	43,633	44,594	135,563	135,957
License	23,269	43,615	76,738	86,770
Total revenues	313,731	314,249	920,206	854,739

Operating expenses:
Cost of revenues	88,569	87,215	267,466	248,849
Research & development	41,411	36,972	119,793	110,082
Selling, general and administrative	99,832	102,906	315,318	308,094
Amortization of intangible assets	1,048	1,448	4,046	4,453
Restructuring and acquisition-related	-	-	3,104	-
Total operating expenses	230,860	228,541	709,727	671,478
Operating income	82,871	85,708	210,479	183,261
Other expense, net	(6,663)	(7,654)	(29,912)	(28,077)
Income before income taxes	76,208	78,054	180,567	155,184
Provision for income taxes	12,132	13,902	3,282	17,644
Net income	$ 64,076	$ 64,152	$ 177,285	$ 137,540

Basic earnings per share:	$ 2.21	$ 2.21	$ 6.10	$ 4.74
Diluted earnings per share:	$ 2.15	$ 2.12	$ 5.92	$ 4.54

Shares used in computing earnings per share:
Basic	29,005	28,967	29,075	29,000
Diluted	29,744	30,292	29,966	30,295

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income	$ 177,285	$ 137,540
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	23,549	23,734
Share-based compensation	68,197	61,931
Changes in operating assets and liabilities	(55,873)	(59,682)
Other, net	15,572	1,413
Net cash provided by operating activities	228,730	164,936

Cash flows from investing activities:
Purchases of property and equipment	(21,073)	(18,170)
Net activity from marketable securities	(2,328)	(2,630)
Other, net	55	-
Net cash used in investing activities	(23,346)	(20,800)

Cash flows from financing activities:
Proceeds from revolving line of credit	193,000	167,000
Payments on revolving line of credit	(435,000)	(109,000)
Proceeds from issuance of senior notes	350,000	-
Proceeds from issuances of common stock	26,235	16,073
Taxes paid related to net share settlement of equity awards	(100,067)	(51,208)
Repurchases of common stock	(210,000)	(178,926)
Other, net	(7,651)	-
Net cash used in financing activities	(183,483)	(156,061)

Effect of exchange rate changes on cash	(2,654)	710

Increase (decrease) in cash and cash equivalents	19,247	(11,215)
Cash and cash equivalents, beginning of period	106,426	90,023
Cash and cash equivalents, end of period	$ 125,673	$ 78,808

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Applications revenues:
Transactional and maintenance	$ 98,476	$ 100,385	$ 295,102	$ 294,624
Professional services	32,364	33,989	101,521	101,432
License	10,620	31,263	37,294	59,055
Total applications revenues	$ 141,460	$ 165,637	$ 433,917	$ 455,111

Scores revenues:
Transactional and maintenance	$ 130,268	$ 112,949	$ 365,324	$ 300,133
Professional services	58	392	1,141	1,994
License	1,224	1,805	9,371	3,105
Total scores revenues	$ 131,550	$ 115,146	$ 375,836	$ 305,232

Decision Management Software revenues:
Transactional and maintenance	$ 18,085	$ 12,706	$ 47,479	$ 37,255
Professional services	11,211	10,213	32,901	32,531
License	11,425	10,547	30,073	24,610
Total decision management software revenues	$ 40,721	$ 33,466	$ 110,453	$ 94,396

Total revenues:
Transactional and maintenance	$ 246,829	$ 226,040	$ 707,905	$ 632,012
Professional services	43,633	44,594	135,563	135,957
License	23,269	43,615	76,738	86,770
Total revenues	$ 313,731	$ 314,249	$ 920,206	$ 854,739

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

GAAP net income	$ 64,076	$ 64,152	$ 177,285	$ 137,540
Amortization of intangible assets	1,048	1,448	4,046	4,453
Restructuring and acquisition-related	-	-	3,104	-
Stock-based compensation expense	22,265	19,595	68,198	61,931
Income tax adjustments	(5,739)	(5,290)	(18,546)	(17,103)
Excess tax benefit	(4,902)	(4,289)	(38,845)	(20,023)
Non-GAAP net income	$ 76,748	$ 75,616	$ 195,242	$ 166,798

GAAP diluted earnings per share	$ 2.15	$ 2.12	$ 5.92	$ 4.54
Amortization of intangible assets	0.04	0.05	0.14	0.15
Restructuring and acquisition-related	-	-	0.10	-
Stock-based compensation expense	0.75	0.65	2.28	2.04
Income tax adjustments	(0.19)	(0.17)	(0.62)	(0.56)
Excess tax benefit	(0.16)	(0.14)	(1.30)	(0.66)
Non-GAAP diluted earnings per share	$ 2.58	$ 2.50	$ 6.52	$ 5.51

Free cash flow
Net cash provided by operating activities	$ 106,871	$ 68,290	$ 228,730	$ 164,936
Capital expenditures	(7,907)	(7,526)	(21,074)	(18,170)
Free cash flow	$ 98,964	$ 60,764	$ 207,656	$ 146,766

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com